Exhibit 21.1
Subsidiaries of the Company

Subsidiary	DBA	Jurisdiction of Incorporation
Alaska Communications Systems Holdings, Inc.		Delaware
ACS of the Northland, Inc.	ACS, ACS Local Service	Alaska
ACS of Alaska, Inc.	ACS, ACS Local Service	Alaska
ACS of Fairbanks, Inc.	ACS, ACS Local Service	Alaska
ACS of Anchorage, Inc.	ACS, ACS Local Service	Delaware
ACS Wireless, Inc.	ACS Wireless	Alaska
ACS Long Distance, Inc.	ACS, ACS Long Distance	Alaska
ACS Internet, Inc.		Delaware
ACS Messaging, Inc.		Alaska
ACS InfoSource, Inc.		Alaska
ACS Cable Systems, Inc.		Delaware
ACS of Alaska License Sub, Inc.		Alaska
ACS of the Northland License Sub, Inc.		Alaska
ACS of Fairbanks License Sub, Inc.		Alaska
ACS of Anchorage License Sub, Inc.		Alaska
ACS Wireless License Sub, Inc.		Alaska
ACS Long Distance License Sub, Inc.		Alaska
ACS Service, Inc.		Alaska